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EXHIBIT 4.1

ILLINOIS SUPERCONDUCTOR (the "Corporation")
THE SSI REPLACEMENT
NONQUALIFIED STOCK OPTION PLAN

Purpose and Types of Awards

    The purpose of The SSI Replacement Nonqualified Stock Option Plan (the "Plan") is to provide for the issuance of shares of common stock, par value $.001 per share, of Illinois Superconductor Corporation, a Delaware corporation (the "Corporation"), to current and former employees and directors of Spectral Solutions, Inc. ("SSI") who, as of the effective date (the "Effective Date") of the Merger (as defined below), held unexercised nonqualified stock options ("Awards" or "Options") that were exercisable into or payable in common stock, par value $.001 per share, of SSI under any of the stock options listed on Annex A attached hereto (the "SSI Options"). All of the Awards were assumed by the Corporation pursuant to the Agreement and Plan of Merger, dated as of May 17, 2000 (the "Merger Agreement"), among SSI, the Corporation and SSI Acquisition Corp. ("the Merger Sub") providing for the merger (the "Merger") of Merger Sub with and into SSI.

    Except as specifically provided herein, each of the Awards to which this Replacement Plan applies shall continue to be governed by the terms of the relevant SSI Option. No new grants of awards shall be made under this Plan.

ARTICLE I—Administration

  (a)
  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee").

  (b)
  The Committee shall have full and complete authority to administer and interpret the Plan and all documents or term sheets evidencing Awards under the Plan and all programs providing for Awards, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective documents evidencing Awards (which documents need not be identical), and to make all other determinations deemed necessary or desirable for the operation and administration of the Plan.

  (c)
  The Committee shall have the authority to amend or modify any Award in any manner not inconsistent with the terms of the Plan, to accelerate the time in which any Award may be exercised or becomes payable and to waive, reduce or limit in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of any Award, provided that no such action may materially adversely affect the terms of any Award without the consent of the holder of the Award.

  (d)
  All determinations made by the Committee shall be final, binding and conclusive.

ARTICLE II—Participation in the Plan

    Participation in the Plan shall be limited to such current and former SSI employees and directors who held unexercised Awards as of the Effective Date of the Merger. No new Awards will be made or granted under the Plan.

ARTICLE III—Common Stock Subject to the Plan

  (a)
  The total number of shares of the authorized Common Stock of the Corporation which may be issued under the Plan shall be the number of shares of Common Stock equal to the product of the number of shares of SSI Common Stock issuable pursuant to the unexercised Awards as of the Effective Date of the Merger multiplied by the Pro Rata Number (as defined in and determined in accordance with the Merger Agreement).

  (b)
  In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Board of Directors shall make appropriate adjustments to the outstanding Awards issuable under this Plan.

  (c)
  To the extent provided in the Corporation's stockholders rights plan, upon exercise of an option to acquire a share of Common Stock under the Plan, the option holder will also receive a right to purchase one-one thousandth (1/1000th ) of a share of Series A Junior Participating Preferred Stock of the Corporation.

ARTICLE IV—Amendment

    The Board of Directors may at any time amend, modify or discontinue the Plan or waive any of its provisions, except that no such amendment, modification, waiver or discontinuance shall revoke or materially adversely affect the terms of any nonqualified option or award assumed in accordance with the Plan without the consent of the holder.

ARTICLE V—Government Regulations

    The obligations of the Corporation to issue any Common Stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Board of Directors of the Corporation may make such changes to the Plan and any Awards as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

ARTICLE VI—Non-Transferability of Awards

    Except as otherwise determined by the Committee, an Award under the Plan shall be (i) nontransferable (including by pledge, assignment or otherwise) other than by will or law of descent and distribution, and (ii) exercisable during the lifetime of the option holder to whom it is granted only by the option holder or, during the period the option holder is under a legal disability, by the option holder's guardian or legal representative.

ARTICLE VII—Method of Exercise

    Payment for the shares of Common Stock issued upon the exercise of an option Award shall be paid in cash unless the Committee, in its absolute discretion, permits the option holder to pay the exercise price through any of the following means:

  (i)
  by delivery of shares of Common Stock already owned by the Option holder having a Fair Market Value on the date of such delivery equal to the exercise price of the subject Award;

  (ii)
  by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee;

  (iii)
  by authorized the Corporation to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the exercise price of the subject Option;

  (iv)
  by delivery of cash by a broker-dealer with whom the Option holder has submitted an irrevocable notice of exercise (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise; or

  (v)
  any combination of the foregoing.

    For the purposes hereof, "Fair Market Value" of the Common Stock shall be determined by the Committee in its discretion; provided that if the Common Stock is listed on a stock exchange, the Fair Market Value per share shall be the closing price on such exchange on the date of exercise as reported in the Wall Street Journal (or, (i) if not so reported, as otherwise reported by the exchange, and (ii) if not reported on such date, then on the last prior date on which a sale of the Common Stock was reported); or if not listed on an exchange by traded on the Nasdaq National Market, the Fair Market Value per share shall be the closing price per share of the Common Stock for the date of exercise, as reported in the Wall Street Journal (or, (i) if not so reported, as otherwise reported by the exchange, and (ii) if not reported on such date, then on the last prior date on which a sale of the Common Stock was reported); or if the Common Stock is otherwise publicly traded, the mean of the closing bid price and asked price for the last known sale.

    Upon the exercise of any Option and subject to the pertinent Award agreement and the discretion of the Committee, the Corporation may (but shall not be required to) at the request of the Option holder (A) lend to the Option holder, with recourse, an amount equal to such portion of the option exercise price as the Committee may determine; or (B) guarantee a loan obtained by the Option holder from a third-party for the purpose of tendering the option exercise price.

    No shares of Common Stock shall be issued until full payment therefor has been made. An Option holder shall have all the rights of a shareholder of the Corporation holding the class of Common Stock that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Option holder has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official shareholder records as having been issued or transferred.

    Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

ARTICLE VIII—Withholding Taxes

    No later than the date as of which an amount first becomes includable in the gross income of the Option holder for Federal income tax purposes with respect to an Option, the Option holder shall pay the Corporation (or other entity identified by the Committee), or make arrangements satisfactory to the Corporation or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Corporation to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock underlying the subject option, provided that any applicable requirements under Section 16 of the Securities Exchange Act of 1934, as amended, are satisfied so as to avoid liability thereunder. The obligations of the Corporation under this Plan and any Award shall be conditional upon such payment or arrangements, and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Option holder.

ARTICLE IX—Securities Law Compliance

    Shares shall not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of shares of Common Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance.

    As a condition to the exercise of an Award, the Corporation may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common

Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned relevant provisions of law.

    The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the listing of such shares on any stock exchange (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Corporation or an affiliate to obtain a deduction with respect to such exercise. The Corporation may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise.

    To the extent required by applicable law, the Corporation shall provide to each Option holder, during the period for which such Option holder has one or more Options outstanding, copies of all annual reports and other information which are provided to all stockholders of the Corporation. Except as otherwise noted in the foregoing sentence, the Corporation shall have no obligation or duty to affirmatively disclose to any Option holder, and no Option holder shall have any right to be advised of, any material information regarding the Corporation or any parent or subsidiary at any time prior to, upon or otherwise in connection with, the exercise of an Option.

ARTICLE X—Applicable Law

    The validity, interpretation and administration of this Plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to the choice of laws provisions thereof, except to the extent federal law controls.

ARTICLE XI—No Employment Contract Implied

    Nothing in this Plan or any Award term sheet provided in connection with this Plan shall be construed or deemed to create or imply any contract of employment with any Award holder or create any rights except as specifically provided in writing.

ARTICLE XII—Effective Date and Term of Plan

    The effective date of the Plan shall be the Effective Date of the Merger. The term of the Plan will be ten years, commencing on the effective date, unless sooner terminated by the Board of Directors.

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Purpose and Types of Awards
ARTICLE I—Administration
ARTICLE II—Participation in the Plan
ARTICLE III—Common Stock Subject to the Plan
ARTICLE IV—Amendment
ARTICLE V—Government Regulations
ARTICLE VI—Non-Transferability of Awards
ARTICLE VII—Method of Exercise
ARTICLE VIII—Withholding Taxes
ARTICLE IX—Securities Law Compliance
ARTICLE X—Applicable Law
ARTICLE XI—No Employment Contract Implied
ARTICLE XII—Effective Date and Term of Plan